UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

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☒ Preliminary Information Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
☐ Definitive Information Statement

AmpliTech Group, Inc.

(Name of Registrant As Specified In Charter)

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AMPLITECH GROUP, INC.

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT
OF THE MAJORITY SHAREHOLDERS IN LIEU OF A MEETING

To the Shareholders of
AmpliTech Group, Inc.

We are writing to inform you that on June 24, 2013, Fawad Maqbool, a stockholder holding a majority of our common stock have executed a written consent in lieu of a shareholder meeting, which we refer to herein as the “Written Consent”, to approve:

the Certificate of Amendment of our Articles of Incorporation, as amended (the “Articles of Incorporation”) and change the authorized capital stock of the Company to include and  authorize 500,000 shares of preferred stock (the “Preferred Stock”), par value $0.001 per share (the “Amendment”).

The Amendment is more fully described in the accompanying Information Statement.  The Written Consent was taken pursuant to Section 78.320 of the Nevada Revised Statutes, our Articles of Incorporation and our bylaws, each of which permits that any action which may be taken at a meeting of the shareholders may also be taken by the written consent of the holders of a majority of the voting power to approve the action at a meeting.  The accompanying Information Statement is being furnished to all of our shareholders in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing out shareholders of the action taken by the Written Consent before it becomes effective.  Pursuant to Rule 14c-2 under the Exchange Act, the Amendment will not take effect until at least twenty (20) calendar days after the mailing of this information statement to our stockholders.  This information statement will be mailed on or about July [__], 2013 to stockholders of the Record Date

This is not a notice of a special meeting of shareholders and no shareholder meeting will be held to consider any matter which is described herein. THE ACCOMPANYING INFORMATION STATEMENT IS BEGING MAILED TO SHAREHOLDERS ON OR ABOUT JULY [__], 2013.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

July [__], 2013	/s/ Fawad Maqbool
Fawad Maqbool, Chief Executive Officer

AMPLITECH GROUP, INC.

35 Carlough Rd. #3
Bohemia, NY 11716
 (631) 521-7831

INFORMATION STATEMENT

GENERAL INFORMATION

In this Information Statement we refer to AmpliTech Group, Inc., a Nevada corporation, as the “Company,” “we,” “us,” or “our.”

The Information Statement is furnished in connection with an action by written consent (the “Written Consent”) of Fawad Maqbool, a shareholder of the Company owning 12,015,280 shares of our common stock, par value $0.001 per share (the “Common Stock”), or approximately 60.09%, of the issued and outstanding Common Stock (the “Majority Shareholder”).  The actions taken by the Written Consent will not become effective until at least 20 business days after the Information Statement is sent or given to our shareholders in accordance with the requirements of the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The close of business on June 24, 2013, the date that the Majority Shareholder gave their written consent, is the record date (the “Record Date”) for the determination of shareholders entitled to notice of the action by the Written Consent.

Pursuant to the Written Consent, the Majority Shareholders approved the Amendment to change the authorized capital stock of the Company to include and authorize 500,000 shares of Preferred Stock (the “Proposal”).

The Proposal was unanimously approved by our Board of Directors on June 24, 2013.

This Information Statement contains a brief summary of the material aspects of each of the Proposal approved by the Board and the Majority Shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ABOUT THE INFORMATION STATEMENT

What is the Purpose of the Information Statement?

This Information Statement is being furnished to you pursuant to Section 14 of the Exchange Act to notify our shareholders of certain corporate actions taken by the Majority Shareholders pursuant to the Written Consent.  In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Proposals as early as possible to accomplish the purposes hereafter described, the Board elected to seek the written consent of the Majority Shareholders to reduce the costs and implement the Proposals in a timely manner.

Who is Entitled to Notice?

Each outstanding share of Common Stock as of record on the Record Date will be entitled to notice of the actions to be taken pursuant to the Written Consent.

What Vote is Required to Approve the Proposals?

The affirmative vote of a majority of the Common Stock of the Company outstanding on the Record Date is required for approval of the Proposal.  As of the Record Date, the Company had 19,994,863 shares of Common Stock issued and outstanding.  Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.  However, because the Majority Shareholders, holding a majority of the outstanding Common Stock as of the close of business on the Record Date, voted in favor of the Proposal, no other shareholder consents will be obtained in connection with this Information Statement.

Do I have appraisal rights?

Under the Nevada Revised Statutes, dissenting stockholders will not have rights to appraisal in connection with the Proposal discussed in this Information Statement.

PROPOSAL

AMENDMENT TO ARTICLES OF INCORPORATION, AS AMENDED, TO CHANGE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY TO INCLUDE AND AUTHORIZE 500,000 SHARES OF PREFERRED STOCK

The Company’s Articles of Incorporation, authorizes the issuance of 50,000,000 shares of Common Stock, $0.01 par value, and no shares of preferred stock. On June 24, 2013, the Board of Directors of the Company approved the Certificate of Amendment of our Articles of Incorporation and change the authorized capital stock of the Company to include and  authorize 500,000 shares of Preferred Stock, par value $0.001 per share (the “Amendment”), all subject to shareholder approval.

The Amendment provides that Article III of the Articles of Incorporation of the Company is amended and restated in its entirety to read as follows:

(a)
Authorized Shares. The aggregate number of shares of capital stock that the Corporation will have the authority to issue is fifty-million five hundred thousand (50,500,000) shares, of which fifty million (50,000,000) shares will be designated common stock, par value of $0.001 each share (the “Common Stock”), and five hundred thousand (500,000) shares will be preferred stock, par value of $0.001 per share (the “Preferred Stock”). The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. Each share of Common Stock shall be entitled to the same dividend and liquidation rights. The capital stock of this company, after the amount of the subscription price has been paid in, shall never be assessable, or assessed to pay debts of this Corporation.

(b)
Preferred Stock. The Board of Directors is authorized to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock will include, but not be limited to, the rights to determine the following:

a.	The number of shares constituting that series of Preferred Stock and the distinctive designation of that series, which may be a distinguishing number, letter or title;

b.
The dividend rate on the shares of that series of Preferred Stock, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

c.	Whether that series of Preferred Stock will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

d.
Whether that series of Preferred Stock will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

e.
Whether or not the shares of that series of Preferred Stock will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f.	Whether that series of Preferred Stock will have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

g.
The rights of the shares of that series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h.	Any other relative rights, preferences and limitations of that series of Preferred Stock.

Purposes and Effects of the Amendment

The Board recommends the authorization of 500,000 shares of Preferred Stock for primarily two purposes: (i) issuance to discourage change in control; (ii) issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company’s business and operations.

Issuance to Discourage Change in Control

The Board intends to issue shares of Preferred Stock that will make more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.  Fawad Maqbool, the majority stockholder of the Company, is the founder, sole director as well as President and Chief Executive Officer of the Company. The Board, consisting of the sole member Fawad Maqbool, believes that it is critical for Fawad Maqbool, to remain as a majority stockholder of the Company and maintain the majority control of the voting power of the Company’s outstanding shares, in order for the Company to vigorously implement its business plan, and also attract investors with steady management. The Board considers that it is in the best interest of our Company and stockholders, to create a series of Preferred Stock with conversion and voting impediment (the “Series A Preferred Stock”) and issue to Fawad Maqbool the Series A Preferred Stock, to discourage persons seeking to gain control of our Company. As such, the Board intends to designate, 140,000 shares of Preferred Stock as Series A Preferred Stock, and that each share of Series A Preferred Stock is convertible into 100 shares of common stock at any time after issuance and the holder of each share of Series A Preferred Stock is entitled to 100 votes when the vote of holders of the Company’s common stock is sought. Once designated, the Board intends to issue all of the 140,000 shares of Series A Preferred Stock, to Fawad Maqbool.  No further authorization for the issuance of the Series A Preferred Stock by a vote of security holders will be solicited prior to such issuance.

The Series A Preferred Stock, once designated and issued, will have the effect of discouraging unsolicited takeover attempts, and will dilute the stock ownership of a person or entity seeking to obtain control of our Company should our Board consider the action of such entity or person not to be in the best interest of our stockholders, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Board. The Series A Preferred Stock, once designated and issued, will adversely affect the voting power of the holders of common stock, including the loss of voting control to others, and could be used to entrench current management or deter an attempt to replace our Board by diluting the number or rights of shares held by individuals seeking to control our Company by increasing the size of the Board and obtaining a certain number of seats on our Board.

The adoption of the amendment to our Articles of Incorporation will not of itself cause any changes in our capital accounts.

Issuance to Obtain Additional Capital

In addition to discouraging change in control, the Board recommends the authorization of Preferred Stock to increase the Company’s financial flexibility. The Board believes that the complexity of modern business financing requires greater flexibility in the Company’s capital structure than now exists.  The Preferred Stock would be available for issuance from time to time as determined by the Board for purpose of issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company’s business and operations,

Once the Amendment takes effect, the Board would be empowered, without the necessity of further action or authorization by the Company’s stockholders, unless required in a specific case by applicable laws or regulations, to authorize the issuance of shares of Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such series. Each series of Preferred Stock could, as determined by the Board at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company’s Common Stock.

The Board intends to designate 120,000 shares of Preferred Stock as the Series B Preferred Stock and 240,000 shares of Preferred Stock as the Series C Preferred Stock. Both series are intended as a means of capital raisings. The Series B Preferred Stock, based the Board’s current intention, may include certain dividend preference, conversion rights, and voting rights. The specific terms of the Series B and Series C Preferred Stock to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates, and similar matters will be determined by the Board at a later time.

If and when we issue Series B Preferred Stock and Series C Preferred Stock, such Preferred Stock will dilute the voting power or economic interest of holders of our common stock.

For example, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of our Preferred Stock could dilute the earnings per share and book value per share of all outstanding shares of our common stock.  In addition, the holders of our Preferred Stock may be entitled to vote and such votes may dilute the voting rights of the holders of our Common Stock when we seek to take corporate action. Our Preferred Stock also may be convertible into shares of our Common Stock. In addition, in a liquidation the holders of our Preferred Stock may be entitled to receive a certain amount per share of our Preferred Stock before the holders of our Common Stock receive any distribution.  Furthermore, our Preferred Stock could be issued with certain preferences over the holders of our Common Stock with respect to dividends or the power to approve the declaration of a dividend. The aforementioned are only examples of how shares of our Preferred Stock, if issued, could result in:

•	reduction of the amount of funds otherwise available for payment of dividends on our Common Stock;

•	restrictions on dividends that may be paid on our Common Stock (although there are no current plans to pay dividends on our Common Stock);

•	dilution of the voting power of our Common Stock; and

•	restrictions on the rights of holders of our Common Stock to share in our assets on liquidation until satisfaction of any liquidation preference granted to the holders of our Preferred Stock.

A copy of the Amendment, is attached hereto as Annex A. The amendment will become effective upon filing with the Secretary of State of Nevada.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As disclosed under the section entitled “Proposal”, the Board, consisting of the sole member, Fawad Maqbool, approved the Amendment, and as the Majority Stockholder of the Company, Fawad Maqbool further approved the Amendment. In addition, the Board intends to issue all of the shares of Series A Preferred Stock to Fawad Maqbool once the series is designated.  Fawad Maqbool is the Majority Stockholder, the sole director, and President and Chief Executive Officer of the Company.

Except the foregoing and disclosed elsewhere in this Information Statement, since December 31, 2012, being the commencement of our last financial year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	Any director or officer of our corporation;
2.	Any proposed nominee for election as a director of our corporation; and
3.	Any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Principal Shareholders and Security Ownership of Management".  To our knowledge, no director has advised that he intends to oppose the Amendments, as more particularly described herein.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

As of June 24, 2013, we have 19,994,863 shares of our Common Stock issued and outstanding. The following table sets forth, as of June 24, 2013, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.  Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Amount and Nature of Beneficial Ownership
	Common Stock (1)
Name and Address of Beneficial Owner	No. of Shares	% of Class
Directors and Officers
Fawad Maqbool, Chairman, President, and Chief Executive Officer	12,015,280	60.09%
Louisa Sanfratello, Chief Financial Officer	200,000	1.00%
All officers and directors as a group (2 persons)	12,215,280	61.0%

5% Security Holders
David Behanna (2) 36 Mount Grey Road, Setauket, New York 11733	1,658,000	8.29%

(1)
Based on 19,994,863 shares of common stock issued and outstanding as of June 24, 2013. For each beneficial owner above, the number of shares of common stock into which Convertible Notes held by such beneficial owner are convertible within 60 days of June 24, 2013 have been included in the number of common stock owned by such beneficial owner.

(2)
Includes (i) 1,000,000 shares of common stock held by DRB Consulting, Inc., of which David Behanna is the President of DRB Consulting, Inc. and thus has voting and dispositive control over securities held by it; (ii) 250,000 shares of common stock held by Laura Behanna, wife of David Behanna; (iii) 204,000 shares of common stock each held by Kimberly Behanna and Sarah Behanna, daughter so David Behanna.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the Nevada Revised Statutes, the Company’s Articles of Incorporation consistent with above or Bylaws to dissent from any of the provisions adopted in the Amendments.

INFORMATION STATEMENT COSTS

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our capital stock.

HOUSEHOLDING OF INFORMATION STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to AmpliTech Group, Inc., 35 Carlough Rd. #, Bohemia, NY 11716, (631) 521-7831. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the actions shall not be effective until a date at least twenty (20) days after the date on which the Definitive Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on July [__], 2013, or as soon thereafter and is practicable.

By Order of the Board of Directors

Date: July [__], 2013	/s/ Fawad Maqbool
Fawad Maqbool
President and Chief Executive Officer

ANNEX A

Certificate of Amendment of Articles of Incorporation

of

AmpliTech Group, Inc.

AmpliTech Group, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”) does hereby certify:

1.            The Corporation’s original Articles of Incorporation was filed with the Nevada Secretary of State on December 30, 2010.

2.            The first paragraph of Article III of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is: fifty million five hundred thousand (50,500,000).  These shares shall be divided into two classes with fifty million (50,000,000) shares designated as common stock at $.001 par value (the “Common Stock”) and five hundred (500,000) shares designated as preferred stock at $.001 par value (the “Preferred Stock”).”

3.            The amendment set forth herein has been duly approved and adopted by the Board of Directors of this Corporation by unanimous written consent.

4.            The amendment set forth herein was approved by the stockholders of the Corporation by unanimous written consent.

5.            Such amendment was duly adopted in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Fawad Maqbool, its President and Chief Executive Officer, this __ day of _________, 2013.

Date: July [__], 2013	By:
Fawad Maqbool
President and Chief Executive Officer